UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 25, 2012
_________________

Ziyang Ceramics Corporation
(Exact name of registrant as specified in its charter)

Florida	000-53874	82-0326560

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

LvBiao Industrial Park, Longdu Street, Zhucheng City, Shangdong Province, China 262200
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 86-536-6046925

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

During the 2012 second quarter, Ziyang Ceramics Corporation (the “Company” or “Ziyang”) entered into 10 new distribution agreements with distributors in Shandong and Jiangsu provinces .The new distribution agreements collectively call for minimum sales orders of approximately $1.3 million per month.

Under the terms of the agreements, Ziyang will provide its full line of floor and interior wall tiles to the distributors on a private label basis. The distributors will market the tiles under their own proprietary brand names. Ziyang will provide warehousing and will receive full payment for each order prior to its release from the warehouse. Ziyang received a total of approximately $160,000 from the ten distributors as a refundable cash deposit provided certain minimum sales targets are met.

A sample of the distribution agreement is included as Exhibit 10.40 to this report.

Item 7.01    Regulation FD Disclosure.

 On June 25, 2012 Ziyang Ceramics Corporation issued a press release announcing that the Company has signed 10 new distribution agreements with distributors in Shandong and Jiangsu provinces during the second quarter of 2012.A copy of this press release is included as Exhibit 99.1 to this report.

 Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Ziyang Ceramics Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits.

Exhibit No	Description

10.40	Distribution Agreement with Haina Ceramics Co., Ltd.
99.1	Press release dated June 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIYANG CERAMICS CORPORATION

Date: June 25, 2012	By:	/s/ Lingbo Chi
Lingbo Chi
Chief Executive Officer